Exhibit 99.1

CARPENTER TECHNOLOGY ANNOUNCES THE PASSING OF BRIAN MALLOY

TONY THENE TO RETURN TO CEO ROLE EFFECTIVE IMMEDIATELY

PHILADELPHIA, July 27, 2026 (GLOBE NEWSWIRE) — Carpenter Technology Corporation (NYSE: CRS) announced today that Brian Malloy, the Company’s President and Chief Executive Officer, passed away suddenly and unexpectedly on Friday, July 24. The Carpenter Technology team extends its sincere condolences to his family, friends, and colleagues.

The Board of Directors issued the following statement: “We are deeply saddened by Brian’s passing. Over the past decade, Brian made significant contributions to Carpenter Technology and was a respected leader with a strong commitment to performance, operational excellence, and the Company’s long-term success. We extend our deepest sympathies to Brian’s family and loved ones during this difficult time.”

Tony Thene, the Company’s Executive Chairman, has been appointed by the Board of Directors to return in his capacity as Chief Executive Officer effective immediately. Mr. Thene previously held the position of CEO of Carpenter Technology from 2015 through June 2026. Mr. Thene will also continue as Chairman.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy materials and process solutions for critical applications in the aerospace and defense, medical, transportation, energy, and industrial and consumer markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys including nickel, cobalt, and titanium and material process capabilities that solve our customers’ current and future material challenges. More information about Carpenter Technology can be found at www.carpentertechnology.com.

Investor Inquiries:	Media Inquiries:
John Huyette	Heather Beardsley
+1 610-208-2061	+1 610-208-2278
jhuyette@cartech.com	hbeardsley@cartech.com